Exhibit 10.18

FOURTH AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

dated as of April 30, 2010

between

BRIDGE BANK, NATIONAL ASSOCIATION

and

E2OPEN, INC., a Delaware corporation

RECITALS

A. Lender and Borrower have previously entered into that certain Third Amended and Restated Business Financing Agreement dated as of December 1, 2007 (the “Original Credit Agreement”).

B. From and after the date hereof, the Original Credit Agreement shall be amended and restated in its entirety in accordance with the terms and provisions hereof and any amounts outstanding prior to the restatement of the Original Credit Agreement shall be governed under the terms and provisions hereof.

C. Lender and Borrower desire to amend the terms and conditions of the Original Credit Agreement to, among other things, provide for a growth capital facility on the terms and conditions set forth herein (the “Growth Capital Facility”).

D. Borrower hereby acknowledges that the following Obligations are outstanding under the Original Credit Agreement: (i) principal balance of the Original Credit Line in the amount of $0, plus any accrued and unpaid interest thereon; (ii) principal balance of EXIM Advances under Section 2.2 of the Original Credit Agreement in the amount of $0, plus any accrued and unpaid interest thereon; (iii) a cash secured Letter of Credit in the principal amount of $78,442.50 pursuant to Section 2.1.3 of the Original Credit Agreement, plus any accrued and unpaid interest thereon; and (iv) any fees and other expenses have accrued under the Original Credit Agreement and remain outstanding, due and payable to Lender as of the date hereof.

AGREEMENT

Borrower and Lender agree as follows:

1.	Definitions and Construction.

1.1.	Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Receivable Amounts of all Eligible Receivables, Unbilled Eligible Receivables and Contingent Unbilled Eligible Receivables at such time.

“Account Debtor” has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guaranty of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjusted Coverage Ratio” means (y) the aggregate of unrestricted cash, unrestricted marketable securities and all other cash equivalents, plus all Eligible Receivables as set forth in the Revolving Borrowing Base Certificate most recently provided to Lender, and the Receivable Amount of all EXIM Eligible Foreign Accounts as set forth in the EXIM Borrowing Base Certificate most recently provided to Lender, except Unbilled Eligible Receivables, Contingent Unbilled Eligible Receivables, Unbilled EXIM Eligible Foreign Accounts, and Unfulfilled EXIM Professional Services Receivables, divided by (z) the total amount of outstanding Obligations.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means a Revolving Advance, an EXIM Advance, or a Growth Capital Advance.

“Advance Rate” means (i) with respect to Eligible Receivables and Unbilled Eligible Receivables, 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon 5 business days (or such other period as Borrower and Lender may agree) prior written notice to Borrower and (ii) with respect to Contingent Unbilled Eligible Receivables, 40% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion; provided, that the Advance Rate with respect to Contingent Unbilled Eligible Receivables shall mean 0% on and after the Facility 1B Maturity Date.

“Advance Request” means a writing signed by a Responsible Officer which (a) for Revolving Advances to be made with respect to Eligible Receivables, accurately identifies the Eligible Receivables and Receivable Amounts thereof, and includes for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, the invoice number, the invoice date and the account code; (b) for Revolving Advances to be made with respect to Unbilled Eligible Receivables, accurately identifies the Unbilled Eligible Receivables and Receivable Amounts thereof, and includes for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, and such other documentation as Lender may require in its sole discretion; (c) for Revolving Advances to be made with respect to Contingent Unbilled Eligible Receivables, accurately identifies the Contingent Unbilled Eligible Receivables and the Receivable Amounts thereof, includes for each such Receivable the correct amount that will be owed once such Receivable is billed to the related Account Debtor, the name and address of the Account Debtor, and such other documentation as Lender may require in its sole discretion; (d) for EXIM Advances, accurately identifies the EXIM Eligible Foreign Accounts and/or Unbilled EXIM Eligible Foreign Accounts and Receivable Amounts thereof, including for each such Receivable, the correct amount owed by the Account Debtor and the percentage of goods and services that are to be fulfilled to locations outside of the United States, the name and address of the Account Debtor, and, with respect to EXIM Eligible Foreign Accounts only, the invoice number, the invoice date and the account code; or (e) for Growth Capital Advance, in the form of Exhibit E hereto.

“Affiliate” means a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” means this Fourth Amended and Restated Business Financing Agreement.

“Billings Report” means a written report prepared by or at the direction of Borrower for Lender that evidences the total billings for the period for which such report is prepared.

“Borrower” means E2 open, Inc., a Delaware corporation.

“Borrower Agreement” is the Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement between Borrower and Lender.

“Borrowing Base” means (i) with respect to Facility 1 Advances and Facility 1C Advances, at any time the product of (y) the Account Balance with respect to Eligible Receivables and (z) the applicable Advance Rate; (ii) with respect to Facility 1A Advances, at any time the product of (y) the Account Balance with respect to Unbilled Eligible Receivables and (z) the applicable Advance Rate; and

(iii) with respect to Facility 1B Advances, at any time the product of the Account Balance with respect to Contingent Unbilled Eligible Receivables and (z) the applicable Advance Rate.

“Cash Management Services” has the meaning set forth in Section 2.1.4 hereto.

“Closing Date” means the date of this Agreement.

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including the following: accounts, including health care insurance receivables, chattel paper, inventory, equipment, instruments, including promissory notes, investment property, documents, deposit accounts, letter of credit rights, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, Intellectual Property, general intangibles, and supporting obligations.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached to this Agreement by a Responsible Officer certifying that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Contingent Unbilled Eligible Receivable” means an unbilled Receivable (i) with respect to which Borrower must perform under its contract with the related Account Debtor prior to such Receivable being fully earned and billing such Account Debtor; (ii) that will be billed by Borrower within 120 days of the date on which an Advance is requested with respect to such Receivable; and (iii) is otherwise satisfactory to Lender in its sole discretion.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Default Rate” means 2.00 percentage points above the rate effective immediately before the Event of Default.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a) The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.

(b) There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c) The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d) The Receivable is not the obligation of an Account Debtor who has asserted or may assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e) The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f) Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g) Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken, or has the ability to take, all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h) The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i) The Account Debtor on the Receivable is not any of the following: (i) an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers with Borrower; (ii) the U.S. government or any agency or department of the U.S. government unless Lender agrees in writing to accept the Receivable, Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower (a “Government Receivable”); (iii) any person or entity located in a foreign country, other than Vodafone Group Services, Ltd., Celestica, Empresa Brasileira De Aeronautica, Hitachi Global Storage Technologies, Omron, Philips, Research in Motion, STATSChipPAC, STMicroelectronics, Wistron, Avon, Cisco, Freescale, IBM, LSI Logic Corporation, Motorola, and Seagate unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (iv) an Account Debtor as to which 50% percent or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 60 days from due date.

(j) The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 120 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k) The Receivable does not arise from the sale of goods that remain in Borrower’s possession or under Borrower’s control, except to the extent that such Receivable is composed of computer software that is retained by Borrower and accessed by Account Debtor remotely after sale.

(l) The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(m) The Receivable is either (i) a Government Receivable, or (ii) not that portion of Receivables due from an Account Debtor which is in excess of 50% of Borrower’s aggregate dollar amount of all outstanding Receivables.

(n) The Receivable is otherwise acceptable to Lender.

“Event of Default” has the meaning set forth in Section 7.1.

“EXIM Advance” has the meaning set forth in Section 2.2.1 hereto.

“EXIM Bank” means the Export-Import Bank of the United States.

“EXIM Bank Expenses” means all audit fees and expenses; reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the EXIM Loan Documents (including appeals or insolvency proceedings) and the fees that the Lender pays to the EXIM Bank in consideration of the issuance of the EXIM Guarantee.

“EXIM Bank Policy” has the meaning set forth in Section 5.16 hereto.

“EXIM Borrowing Base” means the sum of the following for all Account Debtors:

(i)	with respect to each Account Debtor for which there are no Unfulfilled EXIM Professional Services Receivables:

a.

The sum of (A) 90% of the Receivable Amount of the EXIM Eligible Foreign Accounts that are billed (including EXIM Eligible Professional Services Receivables) with respect such Account Debtor plus (B) the lesser of (x) the Unbilled EXIM Eligible Foreign Accounts Sublimit and (y) 75% of the Receivable Amount of Borrower’s Unbilled EXIM Eligible Foreign Accounts; provided, that in no event shall the aggregate amount of Unbilled EXIM Eligible Foreign Accounts exceed 60% of the aggregate amount of all outstanding EXIM Advances at any one time; and

(ii)	with respect to each other Account Debtor:

a.

The sum of (A) 75% of the Receivable Amount of the EXIM Eligible Foreign Accounts that are billed (including EXIM Eligible Professional Services Receivables and Unfulfilled EXIM Professional Services Receivables) with respect such Account Debtor; provided, that the total Account Value of such Unfulfilled EXIM Professional Services Receivables shall not exceed the Unfulfilled EXIM Professional Services Receivables Limit with respect to any Account Debtor); plus (B) the lesser of (x) the Unbilled EXIM Eligible Foreign Accounts Sublimit and (y) 75% of the Receivable Amount of Borrower’s Unbilled EXIM Eligible Foreign Accounts; provided, that in no event shall the aggregate amount of Unbilled EXIM Eligible Foreign Accounts exceed 60% of the aggregate amount of all outstanding EXIM Advances at any one time.

“EXIM Borrowing Base Certificate” means a certificate in the form of Exhibit B attached hereto signed by Responsible Officer.

“EXIM Credit Limit” means $7,500,000.

“EXIM Eligible Foreign Accounts” are Receivables payable in United States Dollars or other currency approved by EXIM Bank that arise in the ordinary course of Borrower’s business from Borrower’s sale of Inventory that have been assigned and comply with all of Borrower’s representations and warranties in this Agreement; provided, however, Lender, in its good faith business judgment, may change eligibility standards by giving Borrower notice. Unless Lender agrees otherwise in writing, EXIM Eligible Foreign Accounts will not include:

1.1.1.	Receivables with terms of sales greater than 120 days.

1.1.2.

Receivables which are more than sixty (60) calendar days past the original due date, unless it is insured through EXIM Bank export credit insurance for comprehensive commercial and political risk, or through EXIM Bank approved private insurers for a comparable coverage, in which case ninety (90) calendar days shall apply.

1.1.3.	Credit balances over 60 days from due date of the relevant invoice.

1.1.4.	Receivables evidenced by a letter of credit until the date of shipment of the items covered by the subject letter of credit.

1.1.5.	Receivables for which the Account Debtor is a military or defense entity.

1.1.6.	Receivables for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts).

1.1.7.

Receivables for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if Account Debtor’s payment may be conditional.

1.1.8.

Receivables for which the Account Debtor is Borrower’s Affiliate (other than Borrower’s shareholders if such Receivable is in the ordinary course of business and on an arm’s-length basis on terms and conditions no less favorable than terms and condition which would be obtainable from an Account Debtor other than a shareholder), officer, employee, or agent.

1.1.9.

Receivables in which the Account Debtor disputes liability or makes any claim and Lender believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an insolvency proceeding, or becomes insolvent, or goes out of business.

1.1.10.	Receivables generated by the sale of products purchased for military purposes.

1.1.11.	Receivables generated by the sales of Inventory which constitute defense articles or defense services.

1.1.12.	Receivables excluded from the EXIM Borrowing Base under the Borrower Agreement.

1.1.13.	Receivables that arise from the sales of items not in the ordinary course of Borrower’s business.

1.1.14.	Receivables not owned by Borrower or that are subject to any right, claim or interest of another person other than the lien in favor of Lender.

1.1.15.	Receivables with respect to which an invoice has not been sent.

1.1.16.

Receivables billed and payable outside the United Stated unless approved in writing by EXIM Bank, however, limited to no more than 50% of the EXIM Borrowing Base shall be of such accounts; and such Receivables are subject to the following:

1.1.16.A.	All proceeds are remitted to the United States on a monthly basis (excluding the retention of proceeds for the purpose of funding local expenses);

1.1.16.B.	Receivables are derived from eligible exports originating from the United States;

1.1.16.C.	Lender obtains a valid first priority security interest (or equivalent) in the jurisdiction where the Receivables are located; and

1.1.16.D.	Lender obtains a legal opinion from local counsel with regard to the enforceability of such security interest.

1.1.17.	Receivables from Account Debtors with balance of 50% over 60 days past the invoice due date.

1.1.18.	Receivables billed in currencies other than U.S. Dollars, unless approved in writing by EXIM Bank.

1.1.19.

Receivables from foreign buyers in countries where EXIM Bank is legally prohibited from doing business or in which EXIM Bank coverage is not available (as designated in the Country Limitation Schedule).

1.1.20.	Receivables backed by letters of credit unacceptable to Lender in its reasonable and good faith credit judgment.

1.1.21.	Receivables for which Lender or EXIM Bank determines collection to be doubtful, with Lender’s determination of same to be reasonable.

1.1.22.

Receivables for which the items giving rise to such Receivable have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Account Debtor or the Receivable does not represent a final sale.

1.1.23.

Receivables for which Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto.

1.1.24.	Receivables for which any of the items giving rise to such Receivable have been returned, rejected or repossessed.

1.1.25.	Receivables from Account Debtors for whom 50% of Receivables are on terms of sales greater than net 120 days.

1.1.26.	Receivables from sales of capital goods.

“EXIM Eligible Professional Services Receivables” are EXIM Eligible Foreign Accounts that arise from professional services performed by Borrower for a particular Account Debtor.

“EXIM Facility Fee” means a fee equal to 1.00% of the EXIM Credit Limit due on August 14 of each year.

“EXIM Guarantee” is that certain Master Guarantee Agreement executed by EXIM Bank in favor of Lender.

“EXIM Interest Rate” means the following: (i) a per annum rate equal to the Prime Rate plus 1.25 percentage points with respect to EXIM Eligible Foreign Accounts that are billed, including EXIM Eligible Professional Services Receivables, and (ii) a per annum rate equal to the Prime Rate plus 1.50 percentage points with respect to all Facility 2A Advances. After an Event of Default, the outstanding principal balance of all EXIM Advances shall accrue interest at the Default Rate.

“EXIM Loan Documents” means, collectively, the Borrower Agreement, the EXIM Guarantee or any other agreement entered into in connection with this Agreement pursuant to which EXIM Bank guarantees Borrower’s obligations under this Agreement.

“EXIM Maturity Date” means August 14, 2011.

“Facility 1 Advances” shall have the meaning assigned thereto in Section 2.1.1.

“Facility 1A Advances” shall have the meaning assigned thereto in Section 2.1.1.A.

“Facility 1A Sublimit” means $6,500,000.

“Facility 1B Advances” shall have the meaning assigned thereto in Section 2.1.1.B.

“Facility 1B Sublimit” means $2,000,000.

“Facility 1B Maturity Date” means August 14, 2011.

“Facility 1C Advances” means all amounts outstanding under Sections 2.1.3, 2.1.4 and 2.1.5.

“Facility 1C Sublimit” means $1,500,000.

“Facility 2A Advances” means all Advances made with respect to Unbilled EXIM Eligible Foreign Accounts.

“Facility 2A Sublimit” means $4,500,000.

“Finance Charge” means for each Reconciliation Period an interest amount equal to the sum of (x) the Revolving Interest Rate multiplied by the average daily outstanding balance of Facility 1 Advances and Facility 1C Advances; (y) the Unbilled Sublimit Interest Rate multiplied by the average daily outstanding balance of Facility 1A Advances and Facility 1B Advances during such Reconciliation Period; and (z) the applicable EXIM Interest Rate multiplied by the average daily outstanding balance of the EXIM Advances made under the EXIM Credit Limit during such Reconciliation Period.

“FX Forward Contract” has the meaning set forth in Section 2.1.5 hereto.

“Growth Capital Advance” means a Growth Capital Tranche 1 Advance and a Growth Capital Tranche 2 Advance under Section 2.3.

“Growth Capital Facility Fee” means a non-refundable fee equal to $25,000 which will be fully earned on the Closing Date and payable as follows: (i) $12,500 due on the Closing Date and (ii) $12,500 due on the earlier of (x) October 31, 2010 and (y) the Termination Date.

“Growth Capital Interest Rate” means a per annum rate equal to the Prime Rate plus 3.00 percentage points. After an Event of Default, the outstanding principal balance of all Growth Capital Advances shall accrue interest at the Default Rate.

“Growth Capital Line” means a credit extension of up to Two Million Five Hundred Thousand Dollars ($2,500,000).

“Growth Capital Tranche 1 Advance” means a cash advance under section 2.3.

“Growth Capital Tranche 2 Advance” means a cash advance under section 2.3.

“Growth Capital Tranche 1 Draw Period” means from the Closing Date through and including the Growth Capital Tranche 1 End Date.

“Growth Capital Tranche 2 Draw Period” means from the Growth Capital Tranche 1 End Date through and including the Growth Capital Tranche 2 End Date.

“Growth Capital Tranche 1 End Date” means October 31, 2010.

“Growth Capital Tranche 2 End Date” means April 30, 2011.

“Growth Capital Tranche 1 Maturity Date” means April 10, 2013.

“Growth Capital Tranche 2 Maturity Date” means October 10, 2013.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” has the meaning set forth in Section 4.7 hereto.

“Inventory” means and includes all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, all licenses of software and services in Borrower’s ordinary course of business and all documents of title or other documents representing them.

“Lender” means Bridge Bank, National Association, and its successors and assigns.

“Letter of Credit” has the meaning set forth in Section 2.1.3.

“Letter of Credit Agreement” has the meaning set forth in Section 2.1.3.

“Letters of Credit Outstanding” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or Lender’s affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by the Lender or Lender’s affiliate.

“Loan Documents” means, collectively, this Agreement, the EXIM Loan Documents, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement or the EXIM Loan Documents, all as amended or extended from time to time.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Revolving Advances, EXIM Advances, Growth Capital Advances, fees, interest, expenses, professional fees and attorneys’ fees.

“Original Credit Agreement” has the meaning specified in the Recitals hereto.

“Overadvance” means that (i) the total amount then outstanding under Section 2.1 hereof exceeds the lesser of (y) the aggregate Borrowing Base with respect to Eligible Receivables, Unbilled Eligible Receivables and Contingent Unbilled Eligible Receivables and (z) the Revolving Credit Limit; (ii) the sum of Facility 1A Advances and Facility 1B Advances then outstanding exceeds the Facility 1A Sublimit; (iii) the total amount of Facility 1B Advances then outstanding exceeds the Facility 1B Sublimit; (iv) the sum of the amounts then outstanding under Sections 2.1.3, 2.1.4 and 2.1.5 exceeds the Facility 1C Sublimit; (v) the total amount of EXIM Advances then outstanding exceeds the lesser of (y) the EXIM Credit Limit and (z) the EXIM Borrowing Base; (vi) the total amount of EXIM Advances made with respect to Unbilled EXIM Eligible Foreign Accounts exceeds the Unbilled EXIM Eligible Foreign Accounts Sublimit; or (vii) the total amount of all Obligations hereunder exceed the Total Credit Limit.

“Permitted Liens” means (a) liens for taxes, assessments or other governmental charges or levies not delinquent, or, being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower, provided, that the lien shall have no effect on the priority of the liens in favor of Lender or the value of the assets in which Lender has such a lien and a stay of enforcement of any such lien shall be in effect; (b) deposits or pledges securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) deposits or pledges securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower’s business; (d) judgment liens that have been stayed or bonded; (e) mechanics’, workers’, materialmen’s or other like liens arising in the ordinary course of Borrower’s business with respect to obligations which are not due; (f) liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided, that any such lien shall not encumber any other property of Borrower; and (g) liens in favor of Lender securing the Obligations.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means for any day, a variable rate of interest, per annum, most recently published by the Wall Street Journal, as the “prime rate,” provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions on the next preceding business day as so published in the Money Rates Section of the Western Edition of the Wall Street Journal on the next succeeding business day. The Prime Rate shall at no event be less than 3.25%.

“Receivable Amounts” means as to any Receivable, the net amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and lenders acceptances.

“Reconciliation Date” means the last calendar day of each Reconciliation Period.

“Reconciliation Period” means each calendar month.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Advance” means an advance made by Lender to Borrower pursuant to Section 2.1.

“Revolving Borrowing Base Certificate” means a certificate in the form of Exhibit A attached hereto and signed by a Responsible Officer.

“Revolving Credit Limit” means $10,000,000.

“Revolving Facility Fee” means a fee equal to 0.75% of the Revolving Credit Limit due and payable on August 14 of each year.

“Revolving Interest Rate” means a per annum rate equal to the Prime Rate plus 1.50 percentage points. After an Event of Default, the outstanding principal balance of all Revolving Advances shall accrue interest at the Default Rate.

“Revolving Maturity Date” means August 14, 2011.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Lender (pursuant to a subordination agreement entered into between Lender, Borrower and the subordinated creditor), on terms acceptable to Lender.

“Termination Date” means the earlier of (i) the Growth Capital Tranche 2 Maturity Date, (ii) the date on which Borrower elects to terminate this Agreement subject to the terms herein or (iii) the date on which Lender elects to terminate this Agreement pursuant to Section 7.2.

“Total Credit Limit” means $20,000,000.

“Unbilled Eligible Receivable” means an earned but unbilled Receivable that (i) will be billed by Borrower within 120 days of the date on which an Advance is requested with respect to such Receivable; (ii) satisfies the requirements of an Eligible Receivable, except with respect to subsection (f) thereof; and (iii) is otherwise satisfactory to Lender in its sole discretion.

“Unbilled EXIM Eligible Foreign Accounts” means EXIM Eligible Foreign Accounts that will be billed by the Borrower within 90 days of the EXIM Advance and that are satisfactory to Lender in its sole discretion.

“Unbilled EXIM Eligible Foreign Accounts Sublimit” means $4,500,000.

“Unbilled Sublimit Interest Rate” means a per annum rate equal to the Prime Rate plus 4.00 percentage points. After an Event of Default, the outstanding principal balance of all Revolving Advances shall accrue interest at the Default Rate.

“Unfulfilled EXIM Professional Services Receivables” means Receivables that would otherwise qualify as EXIM Eligible Professional Services Receivables hereunder except that such Receivables do not satisfy the requirement of Section 1.1.22 of the definition of EXIM Eligible Foreign Accounts in that the services giving rise to such Receivables have not been performed by Borrower, and that are otherwise satisfactory to Lender in its sole discretion.

“Unfulfilled EXIM Professional Services Receivables Limit” means with respect to a particular Account Debtor, 20% of the EXIM Borrowing Base (excluding any Unbilled EXIM Eligible Foreign Accounts) attributable to such Account Debtor.

1.2.	Construction:

1.2.1.

In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender, (iii) the terms “include” and Including’ are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

1.2.2.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

1.2.3.	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

2.	The Credit.

Borrower promises to pay to the order of Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lender to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

2.1.	Revolving Loans.

2.1.1.

Facility 1. Subject to the terms and conditions of this Agreement, from the Closing Date until the earlier of the Revolving Maturity Date or the Termination Date, Lender will make advances (each, a “Facility 1 Advance”) with respect to Eligible Receivables pursuant to an Advance Request from Borrower in an aggregate amount not exceeding the lesser of (a) the Revolving Credit Limit and (b) the Borrowing Base with respect to Eligible Receivables. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

2.1.1.A.

Facility 1A. Subject to the terms and conditions of this Agreement, Lender may make advances (each a “Facility 1A Advance”) with respect to Unbilled Eligible Receivables pursuant to an Advance Request from Borrower, provided, that after giving effect to such Funding Request, the aggregate amount of all outstanding Facility 1A Advances and Facility 1B Advances shall not exceed the Facility 1A Sublimit

2.1.1.B.

Facility 1B. Subject to the terms and conditions of this Agreement, Lender may make advances (each a “Facility 1B Advance”) with respect to Contingent Unbilled Eligible Receivables pursuant to an Advance Request from Borrower; provided, that after giving effect to such Advance Request, (i) the aggregate amount of all outstanding Facility 1B Advances shall not exceed the Facility 1B Sublimit; and (ii) the aggregate amount of all outstanding Facility 1A Advances and Facility 1B Advances shall not exceed the Facility 1A Sublimit. Notwithstanding anything to the contrary in this Agreement, Lender will not make any Facility 1B Advances after the Facility 1B Maturity Date. Upon the earlier of: (x) the Facility 1B Maturity Date or (y) the Termination Date, if the term of this Agreement is not extended by Lender, any Advances outstanding under this Paragraph must be secured by unencumbered cash on terms acceptable to Lender.

2.1.2.	[Intentionally Omitted].

2.1.3.

Letter of Credit Line. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an affiliate to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) from time to time up to and including the earlier of: (x) the Revolving Maturity Date or (y) the Termination Date. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be made that results in an Overadvance or while any Overadvance is outstanding. Upon the earliest of (i) the Revolving Maturity Date, (ii) the Termination Date, if the term of this Agreement is not extended by Lender, or (iii) the occurrence of an Event of Default, the amount of Letters of Credit Outstanding shall be secured by unencumbered cash on terms acceptable to Lender. Notwithstanding anything to the contrary herein, the amounts of Letters of Credit Outstanding that are secured by unencumbered cash on terms acceptable to Lender shall not reduce the amount available under the Revolving Credit Limit nor be included in the calculation of Overadvance.

2.1.4.

Cash Management Services. Borrower may use availability under the Revolving Credit Limit for Lender’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). All amounts Lender pays for any Cash Management Services will be treated as Revolving Advances under the Revolving Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements. Upon the earlier of: (i) the Revolving Maturity Date or (ii) the Termination Date, if the term of this Agreement is not extended by Lender, any Advances outstanding under this Paragraph must be secured by unencumbered cash on terms acceptable to Lender. Notwithstanding anything to the contrary herein, any amounts outstanding for Cash Management Services that are secured by unencumbered cash on terms acceptable to Lender shall not reduce the amount available under the Revolving Credit Limit nor be included in the calculation of Overadvance.

2.1.5.

Foreign Exchange Facility. Borrower may enter in foreign exchange forward contracts with Lender under which Borrower commits to purchase from or sell to Lender a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). At least ten percent (10%), or such greater percentage as determined by Lender, of the amount of each outstanding FX Forward Contract shall be treated as Revolving Advances hereunder and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Advances. Lender may terminate the FX Forward Contracts if an Event of Default occurs. Upon the earlier of: (i) the Revolving Maturity Date or (ii) the Termination Date, if the term of this Agreement is not extended by Lender, any Advances outstanding under this Paragraph must be secured by unencumbered cash on terms acceptable to Lender. Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the foreign exchange facility. Notwithstanding anything to the contrary herein, any amounts outstanding for FX Forward Contracts that are secured by unencumbered cash on terms acceptable to Lender shall not reduce the amount available under the Revolving Credit Limit nor be included in the calculation of Overadvance.

2.1.6.

Advance Requests. Borrower may request that Lender make a Revolving Advance by delivering to Lender an Advance Request Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request and to rely on the signature on any Advance Request as an authorized signature of Borrower.

2.1.7.

Overadvances. In no event shall Lender be obligated to make any Revolving Advance that results in an Overadvance or while any Overadvance is outstanding. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Revolving Advances so that, after giving effect to such payments, no Overadvance exists.

2.1.8.	Treatment of Original Credit Line Advances. Amounts outstanding under the Original Credit Agreement shall be converted to Revolving Advances and be subject to the terms of this Agreement.

2.2.	EXIM Advances.

2.2.1.

EXIM Advances. Subject to the terms and conditions of this Agreement, from the Closing Date until the earlier of the EXIM Maturity Date or the Termination Date, Lender will make advances (each, an “EXIM Advance”) to Borrower not exceeding the EXIM Credit Limit or the EXIM Borrowing Base, whichever is less; provided, that in no event shall Lender be obligated to make any EXIM Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

2.2.2.

Advance Requests. Borrower may request that Lender make an EXIM Advance by delivering to Lender an Advance Request Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request and to rely on the signature on any Advance Request as an authorized signature of Borrower.

2.2.3.

Due Diligence. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute EXIM Eligible Foreign Accounts, and for any other purpose in connection with this Agreement Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lenders sole discretion and at Borrower’s reasonable expense.

2.2.4.	[Intentionally Omitted.]

2.2.5.	[Intentionally Omitted.]

2.2.6.	Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the EXIM Advances so that, after giving effect to such payments, no Overadvance exists.

2.2.7.

EXIM Guarantee. If the EXIM Guarantee ceases for any reason to be in full force and effect, or if EXIM Bank declares the EXIM Guarantee void or revokes any of its obligations under the EXIM Guarantee, Borrower shall immediately pay Lender all amounts outstanding under the EXIM Advances, and Lender shall be under no further obligation to make EXIM Advances.

2.3.	Growth Capital Term Loan.

2.3.1.

Subject to and upon the terms and conditions of this Agreement, on or about the Closing Date through the Growth Capital Tranche 1 Draw Period, Lender agrees to make Growth Capital Tranche 1 Advances to Borrower in an aggregate amount not to exceed the Growth Capital Line, provided each Growth Capital Tranche 1 Advance during the Growth Capital Tranche 1 Draw Period shall be at least $250,000.

2.3.2.

Interest shall accrue from the date of each Growth Capital Tranche 1 Advance at the rate specified in Section 2.3, and shall be payable monthly on the tenth (10th) day of each month so long as any Growth Capital Tranche 1 Advances are outstanding. Any Growth Capital Tranche 1 Advances that are outstanding on the Growth Capital Tranche 1 End Date shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on November 10, 2010, and continuing on the same day of each month thereafter through the Growth Capital Tranche 1 Maturity Date, at which time all amounts owing under the Growth Capital Tranche 1 Advances shall be immediately due and payable. The Growth Capital Tranche 1 Advances, once repaid, may not be reborrowed. Borrower may prepay any Growth Capital Tranche 1 Advances without penalty or premium.

2.3.3.

Subject to and upon the terms and conditions of this Agreement, at any time during the Growth Capital Tranche 2 Draw Period, Lender agrees to make Growth Capital Tranche 2 Advances to Borrower in an aggregate amount not to exceed the Growth Capital Line minus the aggregate amount of all Growth Capital Tranche 1 Advances, provided each Growth Capital Tranche 2 Advance during the Growth Capital Tranche 2 Draw Period shall be at least $250,000.

2.3.4.

Interest shall accrue from the date of each Growth Capital Tranche 2 Advance at the rate specified in Section 3.1, and shall be payable monthly on the tenth (10th) day of each month so long as any Growth Capital Tranche 2 Advances are outstanding. Any Growth Capital Tranche 2 Advances that are outstanding on the Growth Capital Tranche 2 End Date shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on May 10, 2011 and continuing on the same day of each month thereafter through the Growth Capital Tranche 2 Maturity Date, at which time all amounts owing under this Section 2.3 shall be immediately due and payable. Growth Capital Tranche 2 Advances, once repaid, may not be reborrowed. Borrower may prepay any Growth Capital Tranche 2 Advances without penalty or premium.

2.3.5.

Borrower may request that Lender make a Growth Capital Advance by delivering to Lender an Advance Request. Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request and to rely on the signature on any Advance Request as an authorized signature of Borrower.

2.4.

Conditions Precedent to all Advances. The obligation of Lender to make each Advance, including the initial Advances (and including all Advances under this Section 2), is further subject to the following conditions:

2.4.1.	timely receipt by Lender of an Advance Request as provided in Sections 2.1.6, 2.2.2, or 2.3.5, as applicable; and

2.4.2.

the representations and warranties contained in Section 4 shall be true and correct in all material respects on and as of the date of such Advance Request and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Advance. The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this Section 2.4.

3.	Collections, Charges and Remittances.

3.1.

Interest. Facility 1 Advances and Facility 1C Advances accrue interest on the outstanding principal balance at the Revolving Interest Rate and shall be payable on the tenth day of each month; provided, that Facility 1A Advances and Facility 1B Advances accrue interest on the outstanding principal balance thereof at the Unbilled Sublimit Interest Rate and shall be payable on the tenth day of each month. EXIM Advances accrue interest on the outstanding principal balance at the EXIM Interest Rate and shall be payable on the tenth day of each month. Growth Capital Advances accrue interest on the outstanding principal balance at the Grown Capital Interest Rate and shall be payable on the tenth day of each month. After an Event of Default, Obligations accrue interest at the applicable Default Rate. The applicable interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

3.2.	Fees.

3.2.1.	Revolving Facility Fee. Borrower shall pay to Lender the Revolving Facility Fee.

3.2.2.	EXIM Facility Fee. Borrower shall pay to Lender the EXIM Facility Fee.

3.2.3.

Letter of Credit Fees. Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

3.2.4.

Cash Management and FX Forward Contract Fees. Borrower shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

3.2.5.	Growth Capital Facility Fee. Borrower shall pay to Lender the Growth Capital Facility Fee.

3.2.6.

Growth Capital Facility Late Fee. If any payment due with respect to Growth Capital Advances is not made within ten (10) days after the date such payment is due, Borrower shall pay Lender a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than twenty-five dollars ($25).

3.3.

Reporting. Within 15 days after the end of each month, Lender shall send to Borrower a report covering the transactions for such month, including the amount of interest and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after Lender mails the accounting to Borrower.

3.4.

Borrower’s Payment. When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in Lenders sole discretion: (a) in cash immediately upon demand therefor, (b) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Revolving Advances that may be made by Lender, or (c) by any combination of the foregoing as Lender may from time to time choose.

3.5.

Lockbox Account Collection Services. Upon Lender’s request, Borrower and Lender shall immediately enter into a remittance processing services agreement acceptable to Lender (the “Lockbox Agreement”). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Collections and it will be considered an immediate Event of Default if this does not occur or is not operational within 30 days of the date of Lender’s request that Borrower enter into the Lockbox Agreement. All Collections received to the lockbox will be deposited to a non-interest bearing bank-control account maintained with Lender and Borrower will not have access to that account. Borrower will (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives and (ii) deliver to Lender a detailed cash receipt’s journal on Friday of each week until the lockbox is operational. Additionally, upon an Event of Default, Lender may request that Account Debtors pay (by wire transfer or otherwise) Collections to Lender directly.

3.6.

Collections. Lender will use reasonable efforts to credit Collections with respect to Receivables received by Lender to Borrower’s Account Balance within one business day, but in any event no later than three business days, of the date received. At Lender’s discretion, all Collections received by Lender may either be (a) credited to Borrower’s deposit account with Lender, or (b) applied to repay when due the Advances and other Obligations; once all Obligations have been paid in full, Lender agrees to remit to Borrower the remaining amount of Collections it receives. Lender has no duty to do any act other than to turn over such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount of any application shall be reversed as if the Collections had not been received and Finance Charges under Section 3.1 shall accrue thereon.

4.	Representations and Warranties. Borrower represents and warrants:

4.1.	Receivables.

4.1.1.	With respect to each Receivable included in determining the Account Balance:

4.1.1.A.	It is the owner with legal right to sell, transfer and assign it;

4.1.1.B.	The correct Receivable Amount is on the Advance Request and is not disputed;

4.1.1.C.	Such Receivable is an Eligible Receivable, an Unbilled Eligible Receivable, or a Contingent Unbilled Eligible Receivable, as applicable;

4.1.1.D.	Lender has the right to endorse and/ or require Borrower to endorse all payments received on such Receivable; and

4.1.1.E.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

4.1.2.	With respect to each Eligible EXIM Foreign Receivable:

4.1.2.A.	it is the owner with legal right to sell, transfer and assign it;

4.1.2.B.	the correct Receivable Amount has been accurately reported to Lender and is not disputed; and

4.1.2.C.	Lender has the right to endorse and/ or require Borrower to endorse all payments received on Receivables and all proceeds of Collateral.

4.2.

Representations and Warranties. No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender in connection with this Agreement (taken together with all such written certificates and written statements to Lender) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower.

4.3.

Formation and Qualification. Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state or country in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower.

4.4.

Authority; No Conflict. The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any material agreement (as determined by Lender in its sole discretion) to which or by which it is bound.

4.5.	Collateral. Borrower has good title to the Collateral and all Inventory is in all material respects of good and marketable quality, free from material defects.

4.6.

Name; Locations. Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement and Borrower is located at its address for notices set forth in this Agreement.

4.7.

Intellectual Property. If Borrower owns, holds or has any interest in, any registered copyrights, patents or trademarks, and licenses of any of the foregoing (the “Intellectual Property”), such interest has been specifically disclosed and identified to Lender in writing.

4.8.

EXIM Advances. With respect to the EXIM Advances: (i) Borrower will be using EXIM Advances only for the purpose of enabling Borrower to finance the cost of manufacturing, purchasing or selling items intended for export and (ii) Borrower is not, and will not be, using EXIM Advances for the intentional purpose of (A) servicing any of Borrower’s unrelated pre-existing or future indebtedness, (B) acquiring fixed assets or capital goods for the use of Borrower’s business, (C) acquiring, equipping or renting commercial space outside the United States, or (D) paying salaries of non-U.S. citizens or non-U.S. permanent residents who are located in the offices of the United States; or (E) financing the manufacture, purchase or sale of: (1) items to be sold to a buyer located in a country in which the EXIM Bank is legally prohibited from doing business, (2) that part of the cost of any items which is not U.S. Content (as defined in the Borrower Agreement) unless such part is not greater than fifty percent (50%) of the cost of the items and is incorporated into the items in the United States, (3) defense articles or defense services or items directly or indirectly destined for use by military organizations designed primarily for military use (regardless of the nature or actual use of the items), or (4) any items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities.

5.	Covenants. So long as Borrower owes any Obligation to Lender, Borrower covenants to Lender that Borrower shall observe and perform each and every one of the following:

5.1.

Existence. Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations, except where the failure to do so could not be expected to have a material adverse effect on Borrower.

5.2.	Change in Name. Provide Lender at least 30 days prior written notice of changes to its name, state or form of organization, chief executive office or location of records.

5.3.	Taxes. Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

5.4.

Financial Statements. Provide Lender copies of (i) monthly financial statements, including balance sheet, income statement, statement of cash flows, accounts receivable aging report, accounts payable aging report, deferred revenue report, and Compliance Certificate, within 30 days after the end of each month; (ii) if applicable, all of Borrower’s quarterly balance sheets and income statements, Forms 10-K, 10-Q and 8-K (or equivalents) within five days of filing any of the foregoing with the Securities and Exchange Commission; (iii) annual financial statements, as soon as available, and in any event within 365 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, an independent certified public accountants acceptable to Lender, and (iv) annual operating projections (including income statements, balance sheets and cash flow statements) for the upcoming fiscal year approved by the Borrower’s board of directors within thirty days of the end of each fiscal year of Borrower or approval by Borrower’s board of directors, whichever occurs later, and in form and substance satisfactory to Lender.

5.5.	Merger; Sale of Assets. Not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “Borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

5.6.

Indebtedness. Not create, incur, assume, or be liable for any indebtedness other than existing indebtedness identified on the attached Exhibit D and indebtedness incurred in the ordinary course of business.

5.7.	Reports. Provide to Lender:

5.7.1.

within thirty days after the end of each month a Revolving Borrowing Base Certificate in form and substance acceptable to Lender setting forth any Eligible Receivables, Unbilled Receivables and Contingent Unbilled Eligible Receivables, and Receivable Amounts thereof for such month and the period then ending; and

5.7.2.

within thirty days after the end of each month the following for such month and the period then ending when any EXIM Advance is outstanding: an EXIM Borrowing Base Certificate in form and substance acceptable to Lender setting forth the Eligible EXIM Foreign Accounts and Receivable Amounts thereof, accounts payable aging report and deferred revenue report; and

5.7.3.	within five days after the end of each month, a Billings Report; and

5.7.4.	[Intentionally Omitted.]

5.7.5.	immediately upon Lender’s request, a written report if payment of any Receivable does not occur by its due date and include the reasons for the delay.

5.8.

Audit. Lender shall have the right from time to time hereafter to audit Borrower’s Receivables and the Collateral at Borrower’s reasonable expense. Such audits shall be conducted every six months or as otherwise requested by Lender.

5.9.

Accounts. Maintain its primary banking relationship with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain at least 95% of its domestic unrestricted cash, cash equivalents and investments on deposit with Lender.

5.10.

Insurance. At all times insure all of the tangible Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment, provided, that no Default or Event of Default has occurred and is continuing. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.11.

Adjustments. In the event of a breach of Sections 4 or 5, or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to Lender’s approval, resolve such disputes and advise Lender of any adjustments. Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

5.12.

Intellectual Property. Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Receivable.

5.13.

Further Assurances. Execute any further instruments and take further action as Lender requests to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Agreement.

5.14.	Financial Covenants.

5.14.1.

Borrower will not permit its quarterly bookings to be less than 80% of its board approved plan based on the projections submitted to and accepted by Lender, which quarterly bookings shall be calculated based on the amount billed with respect to such bookings as evidenced by the monthly Billings Report; provided, that Borrower shall not be deemed to have violated this covenant with respect to an applicable fiscal quarter if (i) its quarterly bookings during such fiscal quarter are not less than 70% of its board approved plan, and (ii) its quarterly bookings on a year-to-date basis are greater than or equal to 80% of its board approved plan for bookings year-to-date.

5.14.2.	Borrower shall maintain at least $2,000,000 in cash with Lender at all times.

5.14.3.	Maintain Borrower’s Adjusted Coverage Ratio to be greater than 1.25 to 1.00, to be tested as of the last day of each month.

5.15.

Use of Proceeds. Use the proceeds of (i) the Revolving Advances for any other purposes other than to refinance the Original Credit Line and working capital; (ii) the EXIM Advances only for the purposes specified in the Borrower Agreement; and (iii) the Growth Capital Advances only for working capital and other lawful corporate purposes of Borrower. Borrower will not use the proceeds of the EXIM Advances for any purpose prohibited by the Borrower Agreement.

5.16.

EXIM Insurance. If required by Lender, Borrower will obtain, with respect to Accounts that are otherwise ineligible under EXIM Bank borrowing criteria and where Borrower has requested or obtained an EXIM Advance, and pay when due all premiums with respect to, and maintain, uninterrupted foreign credit insurance. In addition, Borrower will execute in favor of Lender an assignment of proceeds of any insurance policy obtained by Borrower and issued by EXIM Bank insuring against comprehensive commercial and political risk (the “EXIM Bank Policy”). The insurance proceeds from the EXIM Bank Policy assigned or paid to Lender will be applied to the balance outstanding under this Agreement. Borrower will immediately notify Lender and EXIM Bank in writing upon submission of any claim under the EXIM Bank Policy, and Lender will not be obligated to make any further EXIM Advances to Borrower based on EXIM Eligible Foreign Accounts without prior approval from EXIM Bank.

5.17.

Borrower Agreement. Borrower will comply with all terms of the Borrower Agreement. If any provision of the Borrower Agreement conflicts with any provision contained in this Agreement, the more strict provision, with respect to the Borrower, will control; provided, however, any action or event that is permitted hereunder shall be deemed to satisfy any requirement for consent of Lender under the Borrower Agreement.

5.18.

Borrower Agreement and EXIM Guarantee. Borrower will not violate or fail to comply with any provision of the Borrower Agreement or take any action, or permit any action to be taken, that causes, or could be expected to cause, the EXIM Guarantee to not be in full force and effect.

5.19.	Additional Conditions Precedent to the Effectiveness of this Agreement.

5.19.1.	On or before the date of this Agreement, Borrower shall provide to Lender duly authorized and fully executed corporate resolutions to borrow in the form attached hereto as Exhibit C.

5.19.2.

On or before the date of this Agreement, Borrower shall pay Lender the Growth Capital Facility Fee as set forth in Section 3.2.5, which Borrower agrees shall be fully earned and non-refundable thereupon.

6.	Security Interest.

6.1.

Security Interest in the Collateral. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except in the ordinary course of business consistent with past practices. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and other Collateral. Except for Permitted Liens, Borrower shall not grant or permit any lien or security interest in the Collateral or any interest therein. Notwithstanding anything to the contrary herein, upon Borrower’s request and so long as Borrower is not in default under this Agreement at the time of such request, Lender agrees to consider permitting Borrower to grant a security interest in certain items of Collateral to another secured party and to subordinate Lender’s security interest in such items of Collateral to the security interest granted by Borrower to such other secured party.

6.2.

Power of Attorney. Borrower irrevocably appoints Lender and its successors and assigns as Borrower’s true and lawful attorney in fact, and authorizes Lender (a) upon the occurrence of an Event of Default, to (i) sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Collateral; (ii) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Collateral, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to the Collateral, and (b) whether or not there has been an Event of Default, to (i) notify all Account Debtors with respect to Receivables to pay Lender directly, (ii) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (iii) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (iv) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (v) debit Borrower’s checking account maintained with Lender for any and all Obligations due under this Agreement; and (vi) do all acts and things necessary or expedient, in furtherance of any such purposes. Upon the occurrence and continuation of an Event of Default, Lender shall have all the rights set forth in this Section 6.2.

7.	Default and Remedies.

7.1.	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

7.1.1.	Failure to Pay. Borrower fails to make a payment under this Agreement.

7.1.2.	Lien Priority. Lender fails to have an enforceable first lien (except for any liens to which Lender has consented in writing) on or security interest in the Collateral.

7.1.3.	False Information. Borrower (or any guarantor) has given Lender false or misleading information or representations.

7.1.4.

Bankruptcy. Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

7.1.5.	Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business or the business is terminated.

7.1.6.

Judgments. Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration.

7.1.7.

Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in Borrower’s (or any guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

7.1.8.

Cross-default. Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower’s related entities or affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower’s related entities or affiliates has guaranteed, which default is not cured within any applicable grace period.

7.1.9.

Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, which default is not cured within any applicable grace period.

7.1.10.

Other Agreements. Borrower (or any guarantor) or any of Borrower’s related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower’s related entities or affiliates has with Lender or any affiliate of Lender.

7.1.11.

Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above if such event has not been cured within five days after the occurrence thereof; provided, that if such other default cannot be cured by the payment of money and cannot reasonably be cured within such 5-day period and the Borrower shall have commenced to cure such other default within such 5-day period and thereafter diligently and expeditiously proceeds to cure the same, such 5-day period shall be extended for so long as it shall require the Borrower in the exercise of due diligence to cure such other default, it being agreed that no such extension shall be for a period in excess of thirty days.

7.1.12.	Change of Control. The holders of the capital ownership of the Borrower as of the date hereof cease to own and control, directly or indirectly, at least 60% of the capital ownership of the Borrower.

7.1.13.

EXIM Documents. Borrower violates any covenant in the Borrower Agreement or otherwise defaults thereunder or the EXIM Guarantee ceases for any reason to be in full force and effect, or if the EXIM Bank declares the EXIM Guarantee void or revokes any obligations under the EXIM Guarantee.

7.2.	Remedies.

7.2.1.

Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Revolving Advances, EXIM Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Sections 7.1.4 or 7.1.5, automatically and without notice or demand, due and payable in full; (3) Lender may notify Account Debtors that the underlying Receivables have been assigned to Lender and that payment thereof is to be made to the order of Lender and sent directly to Lender, and (4) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 6.2 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner. Lender shall use its best efforts to notify Borrower upon exercising any of the remedies set forth in this Section 7.2.1, but Lender’s failure to provide such notification shall not in any way limit Lender’s ability to act in accordance with this Agreement.

7.2.2.

Upon the occurrence and during the continuance of an Event of Default, EXIM Bank shall have the right to (i) direct Lender to exercise the remedies specified in Section 7.2.1 and (ii) request that Lender accelerate the maturity of any other loans to Borrower.

7.2.3.

Lender has the right to immediately notify EXIM Bank in writing if it has knowledge of any of the following events: (1) any failure to pay any amount due under this Agreement; (2) the EXIM Borrowing Base is less than the sum of the outstanding EXIM Advances; (3) any failure to pay when due any amount payable to Lender under any loan owing by Borrower to Lender; (4) the filing of an action for debtor’s relief by, against or on behalf of Borrower; (5) any threatened or pending material litigation against Borrower, or any dispute involving Borrower, (6) any other circumstance which the Lender in good faith believes that notification is appropriate. If Lender sends a notice to EXIM Bank, Lender has the right to send EXIM Bank a written report on the status of events covered by the notice every 30 days after the date of the original notification, until Lender files a claim with EXIM Bank or the defaults have been cured (but no EXIM Advances may be required during the cure period unless EXIM Bank gives its written approval). If directed by EXIM Bank, Lender will have the right to exercise any rights it may have against the Borrower to demand the immediate repayment of all amounts outstanding under the EXIM Loan Documents.

8.

Accrual of Interest. If any amount owed by Borrower hereunder is not paid when due, including, without limitation, amounts due under Section 3.2 (other than amounts due under Section 3.2.6, unless the same has been charged against the revolving credit line described in Section 2.1 hereto), Overadvances, amounts due under Section 9, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the Revolving Interest Rate until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law. All interest hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.

9.

Fees, Costs and Expenses; Indemnification. Borrower will pay to Lender upon demand all reasonable fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses and EXIM Bank Expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the other Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing except to the extent attributable, as determined by a final judgment of a court of competent jurisdiction, solely from Lender’s willful misconduct or gross negligence.

10.

Integration, Severability, Waiver, and Choice of Law. This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

11.

Notices. All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, or electronic means.

12.

Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THE OBLIGATIONS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH

RESPECT TO ANY OBLIGATION, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

13.

Reference Provision. The parties prefer that any dispute between them be resolved in litigation subject to a jury trial waiver set forth above, but the California Supreme Court has held that pre-dispute jury trial waivers not authorized by statute are unenforceable. This reference provision will be applicable unless: (i) the California Supreme Court holds that a pre-dispute jury trial waiver provision similar to that set forth above is valid or enforceable; (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute jury trial waivers of the type set forth above and, as a result, such waivers become enforceable, or (iii) the jury trial waiver set forth above is otherwise determined to be enforceable.

13.1.

Other than (i) non-judicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to the Loan Documents, will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”).

13.2.

The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the presiding judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

13.3.

The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within 15 days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within 90 days after the date of the conference and (c) report a statement of decision within 20 days after the matter has been submitted for decision.

13.4.

The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven days written notice, and all other discovery shall be responded to within 15 days after service.

All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.5.

Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.6.

The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision and pursuant to CCP Section 644. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.7.

If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act, CCP Sections 1280 through 1294.2. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.8.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

14.

Term and Termination. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Termination Date. Upon the Termination Date, the unpaid balance of the Obligations shall be due and payable without demand or notice. The termination of this Agreement shall not affect Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Obligations have been fully and indefeasibly paid.

15.	Other Agreements.

15.1.

Security Agreements. Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates.

15.2.

Publicity. Lender may issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf with Borrower’s prior written consent.

16.	GENERAL PROVISIONS

16.1.

Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Lender’s prior written consent which may be granted or withheld in Lender’s discretion. Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits under this Agreement.

16.2.	Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

16.3.

Amendments in Writing, Integration. All amendments to this Agreement must be in writing and signed by Borrower and Lender; provided, that any amendment to correct typographical, grammar or similar errors shall be made pursuant to a letter from the Lender to the Borrower. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

16.4.

Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

16.5.

Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 9 to indemnify Lender will survive until all statutes of limitations for actions that may be brought against Lender have run.

16.6.

No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrower from any of its obligations or liabilities under the Original Credit Agreement or any of the security agreements, pledge agreements, mortgages, or other loan documents executed in connection therewith. Borrower hereby (i) confirms and agrees that each Loan Document to which it or its predecessor in interest is a party or to which it is a successor by operation of law is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Loan Document to “the Credit Agreement”, ‘thereto”, “thereof, “thereunder” or words of like import referring to the Original Credit Agreement shall mean the Original Credit Agreement as amended and restated by this Agreement and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to Lender or to grant to Lender a security interest in or lien on, any collateral as security for the Obligations of Borrower from time to time existing in respect of the Original Credit Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:		LENDER:
E2OPEN, INC., a Delaware corporation		BRIDGE BANK, NATIONAL ASSOCIATION

By	/s/ Peter Maloney	By	/s/ Jeffrey Javier
Name:	Peter Maloney	Name:	Jeffrey Javier
Title:	CFO	Title:	SVP

Address for Notices:		Address for Notices:
4100 East Third Ave, Suite 400		55 Almaden Boulevard
Foster City, CA 94404		San Jose, CA 95113
Fax (650) 645-6555		Fax: (408) 423-8510

Fourth Amended and Restated Business Financing Agreement

EXHIBIT A

REVOLVING BORROWING BASE CERTIFICATE

COLLATERAL SCHEDULE

(REVOLVING LOANS)

Exhibit A

EXHIBIT B

EXIM BORROWING BASE CERTIFICATE

COLLATERAL SCHEDULE

(EXIM LINE OF CREDIT)

Exhibit B

EXHIBIT C

FORM OF CORPORATE RESOLUTIONS TO BORROW

Borrower: E2OPEN, INC.

I, the undersigned Secretary or Assistant Secretary of E2OPEN, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Mark Woodward	CEO	/s/ Mark Woodward

Peter Maloney	CFO	/s/ Peter Maloney

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Bridge Bank, N.A. (“Lender”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Lender, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Lender that certain Fourth Amended and Restated Business Financing Agreement dated as of April 30, 2010 (the “Financing Agreement”) and any other agreement entered into between Corporation and Lender in connection with the Financing Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Financing Agreement, the “Loan Documents”), and also to execute and deliver to Lender one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Reaffirm Obligations Under and Security Interests Granted Pursuant to Original Credit Documents. To reaffirm all of Corporation’s obligations arising pursuant to or connection with, that certain Third Amended and Restated Business Financing Agreement, dated as of December 1, 2007, (as amended and modified to, but not including, the date of the Financing Agreement, “the Original Credit Agreement”; and together with all documents related to the transactions contemplated therein, the “Original Credit Documents”) between Corporation and Lender and acknowledge and reaffirm all security interests granted to Lender in connection therewith, as described in the Original Credit Documents.

Negotiate Items. To draw, endorse, and discount with Lender all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Lender, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Lender may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Lender. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on April 30, 2010 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X	/s/ Susan P. Simmons

EXHIBIT D

EXISTING INDEBTEDNESS

Exhibit D

E2open, Inc.

Outstanding Leases and Loans

4/30/2010

Name of Institution	Lease/Loan Identifying Number	Amount Outstanding as of 4/30/10
Varilease Technology Finance Group, Inc.	MLA dated 9/4/2008	$74,168

NetApp Financial Solutions	Master Lease #66007M (Schedule #1)	$94,605

NetApp Financial Solutions	Master Lease #66007M (Schedule #2)	$18,850

NetApp Financial Solutions	Master Lease #66007M (Schedule #3)	$22,009

Dell	Contract #001-8513753-000	$18,043

Toshiba	Contract #767-3190-001	$15,694

IBM DB2 Support	Agreement #HW67230	$37,125

Oracle Credit Corporation	PS #33833, PPA #6354	$516,922

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EXHIBIT E

GROWTH CAPITAL ADVANCE REQUEST

Exhibit E

EXHIBIT B

GROWTH CAPITAL ADVANCE REQUEST

(To be submitted no later than 3:00 PM to be considered for same day processing)

To:	Bridge Bank, National Association

Fax:	(408) 282-1681

Date:

Form:
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $              in accordance with the Growth Capital Advance as defined in the Loan and Security Agreement dated April 30, 2010.

Borrower hereby authorizes Lender to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Growth Capital Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

E2open Location of Physical Assets

E2open USA

4100 East Third Avenue, Suite 400

Foster City, CA 94404

E2open USA

Two Lincoln Center, Suite 700

5420 LBJ Freeway Foster City, CA 94404

E2open USA

9600 Great Hills Trail, Suite 300E

Austin, TX 78759

E2open Malaysia

Level 17, Faber Imperial Court

Jalan Sultan Ismail

Kuala Lumpur, 50250

E2open Taiwan

5F-B2, Sec. 2

Dunhua S. Rd., Da-an District

Taipel City 106, Taiwan (R.O.C.)

E2open UK

Merlin House

Brunel Road

Arlington Business Park

Reading RG7 4AB

Equinix

255 Caspian Dr.

Sunnyvale CA 94089

Equinix

11 Great Oaks Blvd.

San Jose, CA 95119

Equinix

1905 Lunt Ave.

Elk Grove Village, IL 60007

INSURANCE AUTHORIZATION LETTER

In accordance with the insurance coverage requirements of the Fourth Amended and Restated Business Financing Agreement dated as of April 30, 2010 (the “Agreement”) between Bridge Bank, National Association (“Lender”). and E2OPEN, INC. (“Borrower”), coverage is to be provided as set forth below:

COVERAGE:	All risk including liability and property damage.

INSURED:	E2OPEN, INC.

LOCATION(s) OF COLLATERAL:

1.

2.

Insuring Agent:		Arthur J. Gallagher & Co.	(Joseph B. Inge, Managing Director)
Insurance Brokers of California, Inc.

	Address:	One Market, Spear Tower, Suite 200
San Francisco, CA 94105

	Phone Number:	(415) 536-4000

	Fax Number:	(415) 536-5727

ADDITIONAL INSURED AND LOSS PAYEE:

Lender, as its interests may appear below.

LENDER:

BRIDGE BANK, NATIONAL ASSOCIATION
55 Almaden Blvd.
San Jose, CA 95113
Attn: Note Dept
Fax # 408-689-8542
Phone # 408-423-8500

The above coverage is to be provided prior to funding the Agreement. Borrower hereby agrees to pay for the coverage above and by signing below acknowledges its obligation to do so.

Signature:	/s/ Peter Maloney
Title:	Peter Maloney, CFO
Date:	April 30 , 2010